Exhibit 99.2

Balance Sheet as of December 31, 2011

		OwnerWiz		Pro Forma		Pro Forma
	EZJR, Inc.	Realty Inc.	Total	Adjustments		Balance
ASSETS
Current assets
Cash	-	22,441	22,441	-		22,441
Prepaid expenses	-	2,867	2,867	-		2,867
Total current assets	-	25,308	25,308	-		25,308
Furniture and equipment, net	-	11,229	11,229	-		11,229
Security deposit	-	1,700	1,700	-		1,700
Total assets	-	38,237	38,237	-		38,237
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	3,750	41,118	44,868	-		44,868
Related party payables	-	79,595	79,595	-		79,595
Total current liabilities	3,750	120,713	124,463	-		124,463
Stockholders' deficit
Common stock	7,873	10	7,883	380	1,2	8,263
Additional paid in capital	112,833	64,927	177,760	(108,486)	1,2	69,274
Deficit accumulated during the development stage	(124,456)	(147,413)	(271,869)	108,106	1	(163,763)
Total stockholders' deficit	(3,750)	(82,476)	(86,226)	-		(86,226)
Total liabilities and stockholders' deficit	-	38,237	38,237	-		38,237

Statement of Operations for the Period From April 12, 2011 (inception) to September 30, 2011

		OwnerWiz	Pro Forma	Pro Forma
	EZJR, Inc.	Realty Inc.	Total	Adjustments	Balance
Commission revenue	-	30,314	30,314	-	30,314
Commission expenses	-	9,279	9,279	-	9,279
Net commission revenue	-	21,035	21,035	-	21,035
Operating expenses
Selling costs	-	31,483	31,483	-	31,483
General and administrative	16,350	136,965	153,315	-	153,315
Total operating expenses	16,350	168,448	184,798	-	184,798
Net loss	(16,350)	(147,413)	(163,763)	-	(163,763)
Net loss per share - basic and diluted					(0.02)
Weighted average number of shares outstanding - basic and diluted					8,263,750

Proforma Adjustments

(1) To reflect the issuance of 390,000 shares in the reverse merger

(2) To reflect the elimination of EZJR accumulated deficit and additional paid in capital at April 12, 2011